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                                                                    Exhibit 10.7

                        BURNHAM PACIFIC PROPERTIES, INC.

                      SENIOR EXECUTIVE SEVERANCE AGREEMENT


         AGREEMENT made as of this 30th day of June, 1999 by and among BurnhamPacific Properties, Inc., a Maryland corporation with its principal place of business in San Diego, California (the "Corporation" and together with its subsidiaries and affiliates, the "Employers") and J. David Martin of San Francisco, California (the "Executive"), an individual presently employed as President and Chief Executive Officer of the Corporation.

         1. PURPOSE. The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Corporation (the "Board") recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Employers' management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Employers, the Executive shall not have any right to be retained in the employ of the Employers.

         2. CHANGE IN CONTROL. For purposes of this Plan, a "Change in Control" shall mean the occurrence of any one of the following events:

                  (a) any "PERSON," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Corporation, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Corporation or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of either (A) the combined voting power of the Corporation's then outstanding securities having the right to vote in an election of the Corporation's Board of Directors ("Voting Securities") or (B) the then outstanding shares of the Corporation's no par common stock ("Common Stock") (in either case other than as a result of an acquisition of securities directly from the Corporation); or

                  (b) persons who, as of June 19, 1999, constitute the Corporation's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the



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         Corporation subsequent to June 19, 1999 shall be considered an
         Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a PERSON other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                  (c) the stockholders of the Corporation shall approve (A) any consolidation or merger of the Corporation where the stockholders of the Corporation, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Corporation or (C) any plan or proposal for the liquidation or dissolution of the Corporation.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Corporation which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all then outstanding Voting Securities; PROVIDED, HOWEVER, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Corporation), then a "CHANGE OF CONTROL" shall be deemed to have occurred for purposes of the foregoing clause (a).

         3. TERMINATING EVENT. A "Terminating Event" shall mean any of the events provided in this Section 3 occurring:

                  (a) within twelve (12) months following a Change in Control, termination by the Employers of the employment of the Executive with the Employers for any reason other than for Cause or the death or disability (as determined under the Employers' then existing long-term disability coverage) of the Executive. "Cause" shall mean, and shall be limited to, the occurrence of any one or more of the following events:

                           (i) a willful act of dishonesty by the Executive with respect to any matter involving any of the Employers; or


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                           (ii) conviction of the Executive of a crime
                  involving moral turpitude; or

                           (iii) the deliberate or willful failure by the
                  Executive (other than by reason of the Executive's physical or mental illness, incapacity or disability) to substantially perform the Executive's duties with the Employers and the continuation of such failure for a period of 30 days after delivery by the Employers to the Executive of written notice specifying the scope and nature of such failure and their intention to terminate the Executive for Cause.

                  A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of any of the Employers, rather than continuing as an employee of the Employers following a Change in Control. For purposes of clauses
         (i) and (iii) of this Section 3(a), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Employers; or

                  (b) within twelve (12) months following a Change in Control, termination by the Executive of the Executive's employment with the Employers for Good Reason. "Good Reason" shall mean the occurrence of any of the following events:

                           (i) a material diminution in the nature or scope of
                  the Executive's responsibilities, authorities, title, powers, functions, or duties from the responsibilities, authorities, powers, functions, or duties exercised by the Executive immediately prior to the Change in Control; or

                           (ii) a change in reporting relationship such that the
                  Executive is required to report to someone other than the Board; or

                           (iii) a reduction in the Executive's annual base
                  salary as in effect on June 19, 1999 or as the same may be increased from time to time; or

                           (iv) the relocation of the Employers' offices at
                  which the Executive is principally employed immediately prior to the date of a Change in Control to a location more than fifty (50) miles from such offices, or the requirement by the Employers for the Executive to be based anywhere other than the Employers' offices at such location, except for required travel on the Employers' business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control; or

                           (v) the failure by the Employers to obtain an effective agreement from any successor to assume and agree to perform this Agreement; or

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                  (c) after twelve (12) months following a Change in Control but within thirteen (13) months following a Change in Control, termination by the Executive of the Executive's employment with the Employers for any reason or for no reason.

         4. SPECIAL TERMINATION PAYMENTS.  In the event a Terminating
Event occurs,

                  (a) the Employers shall pay to the Executive an amount equal to the sum of the following:

                           (i) three (3) times the amount of the then current
                  annual base salary of the Executive, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan; and

                           (ii) three (3) times the then current target annual
                  bonus of the Executive.

         For purposes of (ii) above, the Executive's current target annual bonus shall in no event be deemed to be less than the Executive's current annual base salary as used for purposes of (i) above.

                  The foregoing amount shall be paid in one lump sum payment no later than thirty-one (31) days following the Date of Termination; and

                  (b) the Employers shall continue to provide health, dental and life insurance to the Executive, on the same terms and conditions as though the Executive had remained an active employee, for thirty-six
         (36) months after the Terminating Event; and

                  (c) the Employers shall provide COBRA benefits to the Executive following the end of the period referred to in Section 4(b) above, such benefits to be determined as though the Executive's employment had terminated at the end of such period; and

                  (d) the Employers shall pay to the Executive all reasonable legal and mediation fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive.

         Notwithstanding the foregoing, the special termination benefits required by Section 4(a) shall be offset by any amount paid or payable to the Executive by the Employers under the terms of any other plan.


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         5. ADDITIONAL BENEFITS.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation payment or distribution by the Employers to or for the benefit of the Executive (the "Severance Payments"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, excluding, however, any payment or distribution made in connection with the Phantom Shares Award granted by the Corporation to the Executive by agreement dated as of August 1, 1999 covering the right of the Executive to receive 237,037 Phantom Shares (the "Long-Term Retention Award"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax and not after the deduction of any other taxes or amounts, shall be equal to the Severance Payments. The Gross-Up Payment shall be calculated as if the Executive did not receive any payments or distributions in connection with the Long-Term Retention Award. In particular, if no Excise Tax is payable by the Executive in connection with the Severance Payments alone, but an Excise Tax is payable by the Executive when the Severance Payments are considered in conjunction with payments or distributions made in connection with the Long-Term Retention Award, the Employers shall not be required to make any gross-up payment to the Executive with respect to the Severance Payments or any other payments. (The Gross-Up Payment is not intended to compensate the Executive for any income taxes payable with respect to the Severance Payments or any income or excise taxes payable with respect to payments or distributions made in connection with the Long-Term Retention Award.)

                  (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Deloitte & Touche LLP or any other nationally recognized accounting firm selected by the Employers (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's

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         residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 5(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive in connection with the Severance Payments, the Employers shall furnish the Executive with an opinion of counsel that failure to report any Excise Tax on the Executive's applicable federal income tax return with respect to the Severance Payments (without regard to any payments or distributions made in connection with the Long-Term Retention Award) would not result in the imposition of a negligence or similar penalty. However, notwithstanding the foregoing, it shall be the responsibility of the Executive to determine whether any Excise Tax is payable by the Executive in connection with or as a result of any payments or distributions made in connection with the Long-Term Retention Award. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Employers which should have been made with respect to the Severance Payments (the "Underpayment"). In the event that the Employers exhaust their remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax in connection with the Severance Payments, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in
         Section 5(c), shall be promptly paid by the Employers to or for the benefit of the Executive.

                  (c) The Executive shall notify the Employers in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employers of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Employers of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Employers (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employers notify the Executive in writing prior to the expiration of such period that they desire to contest such claim, provided that the Employers have set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

                           (i)  give the Employers any information
                  reasonably requested by the Employers relating to such claim,


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                           (ii) take such action in connection with contesting
                  such claim as the Employers shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Employers,

                           (iii) cooperate with the Employers in good faith in
                  order effectively to contest such claim, and

                           (iv) permit the Employers to participate in any
                  proceedings relating to such claim; provided, however, that the Employers shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Employers shall control all proceedings taken in connection with such contest and, at their sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at their sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employers shall determine; provided, however, that if the Employers direct the Executive to pay such claim and sue for a refund, the Employers shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employers' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Employers pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employers' complying with the requirements of Section 5(c)) promptly pay to the Employers the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the

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         Employers pursuant to Section 5(c), a determination is made that the
         Executive shall not be entitled to any refund with respect to such claim and the Employers do not notify the Executive in writing of their intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         6. TERM. This Agreement shall take effect on the date first set forth above and shall terminate upon the earliest of (a) the termination by the Employers of the employment of the Executive for Cause; (b) the termination by the Employers of the employment of the Executive for any reason other than for Cause, unless such termination occurs after a Change in Control; (c) the resignation or voluntary termination of the Executive for any reason prior to a Change in Control; or (d) the resignation of the Executive within twelve (12) months after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 3(b) of this Agreement.

         7. WITHHOLDING. All payments made by the Employers under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

         8. NOTICE AND DATE OF TERMINATION; DISPUTES; ETC.

                  (a) NOTICE OF TERMINATION. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, accompanied by the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the termination met the criteria for Cause set forth in Section 3(a) hereof.

                  (b) DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination. In the case of a termination by the Employers other than a termination for Cause (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given. Notwithstanding Section 3(a) of this Agreement,

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         in the event that the Executive gives a Notice of Termination to the
         Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a second Terminating Event for purposes of Section 3(a) of this Agreement.

                  (c) NO MITIGATION. The Employers agree that, if the Executive's employment by the Employers is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employers pursuant to Sections 4 and 5 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employers, or otherwise.

                  (d) MEDIATION OF DISPUTES. The parties shall endeavor in good faith to settle within 90 days any controversy or claim arising out of or relating to this Agreement or the breach thereof through mediation with JAMS, Endispute or similar organizations. If the controversy or claim is not resolved within 90 days, the parties shall be free to pursue other legal remedies in law or equity.

         9. ASSIGNMENT; PRIOR AGREEMENTS. Neither the Employers nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the Employers and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death after a Terminating Event but prior to the completion by the Employers of all payments due him under Sections 4 and 5 of this Agreement, the Employers shall continue such payments to the Executive's beneficiary designated in writing to the Employers prior to his death (or to his estate, if the Executive fails to make such designation).

         10. ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.


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         12. NOTICES. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Employers, or to the Employers at their main office, attention of the Board of Directors.

         13. EFFECT ON OTHER PLANS. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Employers' benefit plans, programs or policies.

         14. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employers.

         15. GOVERNING LAW. This contract shall be construed under and be governed in all respects by the laws of the State of Maryland.

         16. OBLIGATIONS OF SUCCESSORS. In addition to any obligations imposed by law upon any successor to the Employers, the Employers will use their best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employers to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform if no such succession had taken place.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employers by their duly authorized officers and by the Executive, as of the date first above written.

                                         BURNHAM PACIFIC PROPERTIES, INC.


                                         By:/s/ Daniel B. Platt
                                            ------------------------------------
                                            Name: Daniel B. Platt
                                            Title: Chief Financial Officer



                                         /s/ J. DAVID MARTIN
                                         ---------------------------------------
                                         J. David Martin





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